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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE TO-C
                                  (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

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                                DUANE READE INC.
                       (Name of Subject Company (Issuer))

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                                DUANE READE INC.
                  (Name of Filing Person (Issuer and Offeror))

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           Options to purchase common stock, par value $0.01 per share
                         (Title of Class of Securities)

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                                    263578106
        (CUSIP Number of Class of Securities of Underlying Common Stock)

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                            Michelle D. Bergman, Esq.
                         Vice President, General Counsel
                                Duane Reade Inc.
                                440 Ninth Avenue
                            New York, New York 10001
                                 (212) 273-5700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                    Copy to:
                            Kenneth Laverriere, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                          New York, New York 10022-6069
                                 (212) 848-4000

                            Calculation of Filing Fee

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    Transaction valuation                       Amount of filing fee
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           N/A                                           N/A
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[_]  Check the box if any part of the fee is offset as provided by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
             Amount Previously Paid:  N/A         Filing Party:  N/A
             Form or Registration No.:  N/A       Date Filed:  N/A
[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
[_]  third party tender offer subject to Rule 14d-1.
[X]  issuer tender offer subject to Rule 13e-4.
[_]  going-private transaction subject to Rule 13e-3.
[_]  amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]
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                                  EXHIBIT INDEX

Exhibit
No.                       Description
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99.1        Email to Employees Announcing the Voluntary Stock Option Exchange
            Program, dated February 25, 2003.